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                                                                    Exhibit 99.1

MARCH 6, 2003                          CONTACT:  Timothy W. Baker, President
FOR IMMEDIATE RELEASE                            Photoelectron Corporation
                                                 tbaker@photoelectron.com
                                                 Phone: (978)-670-8777


                  PHOTOLECTRON ANNOUNCES PLANS TO SELL COMPANY

North Billerica, Mass. -- Photoelectron Corporation (PeC) (AMEX:PHX) announced today that its previously announced efforts to obtain long-term financing for its business have been unsuccessful to date. Accordingly, the Board of Directors of the Company has decided to seek a buyer for the Company's assets in a sale process to commence immediately. The Company may not be able to find a buyer on acceptable terms, if at all. The Company anticipates that it is unlikely that the proceeds of any sale will be sufficient to pay the Company's creditors and that, as a result, minimal value, if any, will be available to the Company's stockholders. If a buyer is identified, the Company intends to complete the sale as part of a Chapter 11 bankruptcy filing. The Company had previously retained an investment banking firm, as its exclusive financial advisor to advise the Company with respect to strategic financing alternatives, including a possible sale of the Company. That firm has agreed to continue to assist the Company in its efforts to find a buyer.

PYC Corporation, the Company's single largest stockholder which is owned by adult members of the family of Mr. Peter M. Nomikos, has provided the Company with a term sheet to provide up to $400,000 in additional secured funding under an existing line of credit arrangement to finance Photoelectron's efforts to find a buyer for the Company's assets.

The Company also announced that Mr. Peter M. Nomikos, the Company's Chairman and Chief Executive Officer, has resigned from all positions with the Company.

About Photoelectron

Established in 1989 and based in North Billerica, Massachusetts, Photoelectron markets and sells miniature x-ray systems for multiple medical and industrial market applications.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to the ability of the Company to successfully complete any sale of its assets on acceptable terms, if at all, product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, and other risks identified in the Company's Securities and Exchange Commission filings.

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